Exhibit 10.2
EMPLOYMENT AGREEMENT
     This employment Agreement (this “Agreement”) is made and entered into between Frank L. Paden (“Paden”) and Farmers National Bank of Canfield, its affiliates and/or subsidiaries (the “Bank”), effective as of the last date set forth below. In consideration of the mutual covenants herein, Paden and the Bank hereby agree as follows:
     1. Job Title and Duties. Paden will continue to be employed as the Chief Executive Officer of the Bank. Paden will timely, faithfully and diligently perform all such duties as are customarily associated with and incidental to the employment of a Chief Executive Officer within the banking industry, including all specific duties for the Bank which may be assigned to him from time to time by the Bank. Paden understands and agrees that he will have no authority, express or implied, to perform any acts on behalf of the Bank, except as specifically outlined in this Agreement. Paden will not engage in any activity inconsistent with his duties and/or the business objectives of the Bank. Paden will refrain from conduct or practices harmful to the Bank’s good will, business reputation, patents, trademarks and service marks.
     2. Compensation. Beginning on October 1, 2008, Paden will be paid a base salary of U.S. $238,600.00 per annum, payable in twenty-four (24) bi-monthly installments of $9,941.67 each, less applicable tax withholdings and benefit deductions. Paden will also be paid director fees in the amount of $12,000.00 per annum, less applicable tax withholdings. Paden’s base salary will be reviewed on an annual basis, consistent with the Bank’s normal compensation review practices for executive employees. Paden will also be eligible to participate in the Executive Management Incentive Program, according to the same terms and conditions applicable to all other executive employees of the Bank.
     3. Term. Paden’s employment under this Agreement will commence on October 1, 2008 and will continue for a period of thirty-six (36) months, unless earlier terminated in accordance with any of the provisions of Paragraph 12 of this Agreement. The term of this Agreement shall automatically be renewed in 36-month increments, unless written notice of termination is provided by either party at least 90 days prior to the expiration of the original term or any 36-month renewal term.
     4. Compliance with Bank Policies. Paden acknowledges receipt of the Bank’s Personnel Manual and Code of Ethics. Paden understands and agrees to be bound by all rules and regulations contained therein, as well as all other written policies, rules and regulations which may be established by the Bank from time to time.
     5. Benefit Plans. While employed by the Bank, Paden will be eligible to participate in all such benefit plans (including, without limitation, medical and dental plans, disability and life insurance, and 401(K) plans) according to the same terms and conditions as all other executive employees of the Bank. The Bank reserves the right to modify, amend or terminate all or part of its employee benefit plans at any time. If such a change occurs,

Paden will receive notice of the change and an explanation of how the change will affect his benefit coverage.
     6. Vacation Benefits. Paden will be eligible for vacation benefits in the amount of four (4) weeks per year, which may be taken in accordance with the same terms and conditions as other executive employees of the Bank. There will be no carryover of unused vacation time from year-to-year. Paden will be paid for any accrued but unused vacation time remaining at the termination of his employment, unless his employment is terminated “for cause,” as defined in Paragraph 12 (B) of this Agreement.
     7. Expense Reimbursement. Paden will receive prompt reimbursement for all reasonable and necessary expenses incurred in the performance of his duties as Chief Executive Officer, including mileage, airfare, and reasonable meal and hotel expenses incurred while traveling on business to locations other than the Bank’s headquarters in Canfield, Ohio. All such expenses must be documented and accounted for in accordance with the Bank’s reimbursement policies and procedures.
     8. Indemnification. To the fullest extent permitted under the applicable laws of the State of Ohio and federal banking laws, the Bank will indemnify and hold Paden harmless from any and all expenses, judgments, fines, penalties, and amounts paid in settlement as a result of his service to, or actions (other than actions which are determined by a court of competent jurisdiction to be made without business judgment or outside the scope of his employment) on behalf of, the Bank.
     9. Stock Option Plan. As an officer of the Bank, Paden will be eligible to participate in that certain 1999 Stock Option Plan of Farmers National Banc Corp., the parent of the Bank (the “Company”), as amended, and as the same may be further amended, modified, or restated from time to time, and any successor plan, pursuant to which Paden may receive compensation in an amount determined by the Company in its discretion..
     10. Confidential Information. Paden acknowledges and agrees that he will not, while employed by the Bank and at all times thereafter, directly or indirectly communicate or divulge any Confidential Information relating to the Bank to any other person or business entity. For purposes of this Agreement, “Confidential Information” shall refer to any proprietary information relating to the conduct of the business of the Bank, including the Bank’s unique business methods and compilations of information that has caused or continues to cause the Bank to enjoy a competitive advantage over companies engaged in the same or a similar business, including but not limited to the Bank’s methods of operations, customer relations, customer lists, contacts, confidential price policies and confidential price characteristics, lists of employees, vendors and suppliers, confidential information relating to marketing plans, quotations and contracts, order processing, procedures, purchasing and pricing methods and procedures, supplies, personnel information, financial data, future business plans, and the like.

     All records, files, plans, documents and the like relating to the business of the Bank, including but not limited to Confidential Information which Paden has or will prepare, use or come into contact with shall remain the sole property of the Bank, shall not be copied without written permission, and shall be returned immediately to the Bank upon termination of Paden’s employment with the Bank, or at the Bank’s request at any time. Further, Paden will not directly or indirectly use or disclose to any other person or business entity the Bank’s secret or Confidential Information without the prior written consent of an officer of the Bank. Paden further agrees to take all reasonable precautions to protect against the negligent or inadvertent disclosure of the Bank’s secret or Confidential Information to any other person or business entity. If Paden does improperly use or disclose any secret or Confidential Information, he understands that his employment will be subject to termination. Paden also recognizes that all writings, illustrations, drawings and other similar materials that embody or otherwise contain Confidential Information which he may produce or which may be given to him in connection with his employment, are the property of the Bank and it shall be Paden’s obligation to deliver the same to the Bank upon request, and upon termination of his employment with the Bank for any reason.
     11. Intellectual Property Rights. Paden acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development, discovery, know how, concept, idea or the like (whether or not patentable, registrable, under copyright or trademark laws, or otherwise protectable under similar laws) that he may conceive of, suggest, make, invent, develop or implement during the course of his employment with the Bank (whether individually or jointly with any other person), relating in any way to the business of the Bank, and all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or application therefore) and similar protections therein (all of which consists of “Work Product”), shall be the sole, exclusive and absolute property of the Bank. All such Work Product shall be deemed to be works for hire and, further, Paden hereby assigns to the Bank all rights, title and interest in, to and under such Work Product, including but not limited to, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as the Bank may desire to obtain. Paden will immediately disclose all Work Product to the Bank and agrees, at any time upon the Bank’s request and without additional compensation, to execute any documents and to otherwise cooperate with the Bank respecting the perfection of its rights, title and interest in, to and under such Work Product, and in any litigation or other controversy in connection therewith, all reasonable expenses incident thereto to be borne by the Bank.
     12. Termination of the Employment Relationship.
          A. “Without Cause” Either party may terminate Paden’s employment “without cause” at any time and for any reason, provided that 30 days’ advance written notice is provided to the other party.
          B. “For Cause” The Bank may terminate Paden’s employment without advance notice “for cause,” which shall mean the occurrence of any one of the following events: (i) Paden’s commission of any intentional, reckless, or grossly negligent act which may result in material injury to the good will, business or business reputation of the Bank; (ii) Paden’s participation in any fraud, dishonesty, theft, conviction of a crime, or unethical business conduct; (iii) Paden’s violation of any of the covenants of this Agreement or any written policy, rule or regulation of the Bank; or (iv) Paden’s failure to adequately perform his job duties or to follow lawful and ethical directions provided to him, which failure has not been cured in all material respects within twenty (20) days after receiving notice of such failure from the Bank.
          C. “Good Reason” Paden may terminate his employment with fourteen (14) days advance written notice for “good reason,” which shall mean the occurrence of any one of the following events: (i) a material diminution of the duties, authority or responsibilities of his position; (ii) a reduction in his base salary of more than 20% of the annual rate set forth in Paragraph 2 of this Agreement; (iii) any change in Paden’s principal place of work which would increase Paden’s commute by fifty (50) miles or more from Paden’s current principal place of work; or (iv) a material breach by the Bank of its obligations under this Agreement, which failure has not been cured in all material respects within twenty (20) days after receiving written notice of such failures from Paden.
          D. “Change in Control” Paden may terminate his employment upon a “change in control” of the Bank, which will be deemed to have occurred if: (i) any person (as defined in the securities laws) becomes a direct or indirect beneficial owner of securities of the Bank representing 20% or more of the combined voting power of the Bank’s then outstanding securities; or (ii) the Bank is merged or consolidated with another entity, and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former shareholders of the Bank; or (iii) during any two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors at the beginning of the period. A “change in control” will only be deemed to have occurred if one of the three above-listed scenarios occurs and, as a result thereof, Paden is not offered a position that is substantially similar to his position as CEO of the Bank, in terms of duties, responsibilities, pay and benefits.
          E. “Disability” Paden’s employment with the Bank will automatically terminate if Paden becomes Totally and Permanently Disabled. For purposes of this Agreement, Paden will be deemed to be “Totally and Permanently Disabled” if he is, in the opinion of a majority of the directors of the Bank, unable to fulfill the responsibilities specified in this Agreement on behalf of the Bank on a full-time basis for a period of one hundred twenty (120) consecutive days as a result of a complete and irremediable physical or mental incapacity caused by disease or bodily injury. In the event of any disagreement as to whether Paden suffers from a complete and irremediable mental or physical incapacity, he shall be examined by a physician selected by the mutual agreement of Paden and a majority of the Bank’s board of directors and the determination of such physician will be final and binding on all parties.

          F. “Death” Paden’s employment will terminate upon his death.
     13. Severance Pay.
          A. Following the termination of Paden’s employment by the Bank “without cause,” by him for “good reason,” or due to a “change in control” as defined in Paragraph 12(A), (C) and (D) above, Paden will receive (i) a lump sum payment payable within thirty (30) days of termination equal to any unused vacation time, (ii) seventy-two (72) bi-monthly severance installment payments equal to the greater of (A) $9941.67 each, or (B) 1/24 of Paden’s highest annual salary in effect within twelve (12) months of Paden’s termination, less appropriate withholding (the “Severance Payments”), and (iii) participation in the Executive Management Incentive Program or any other similar program then in effect on a pro-rata basis for the portion of the incentive period preceding termination.
          B. The provision of Severance Payments will be contingent upon Paden’s execution of a general release and waiver agreement in a form that is reasonably satisfactory to the Bank.
          C. Paden will not be entitled to any Severance Payments if his employment is terminated by the Bank “for cause” or by him “without cause”, or due to “disability” or “death,” as defined in Paragraph 12(B), (E) and (F) above. However, upon Paden’s termination for disability or death he or his estate will be entitled to receive a lump sum payment for any unused vacation time and participation in the Executive Management Incentive Program then in effect on a pro-rata basis for the portion of the incentive period preceding termination.
          D. In the event that Paden holds a Board position at the time of termination, then Paden shall immediately resign from that position.
     14. Post-Employment Restrictions.
          A. Definition of “the Business”. The Business of the Bank includes, but is not limited to, the business of providing financial, banking, insurance, investment, personal and commercial lending, internet cash management and other similar services to individuals and companies.
          B. Non-Competition. Following the termination of employment by him or the Bank for any reason whatsoever, Paden will not, for a period of twelve (12) consecutive months after the date of termination, directly or indirectly, as owner, partner, joint venturer, stockholder (excluding the ownership of publicly-traded securities where such ownership does not exceed 1% of such securities outstanding), employee, officer, director, agent, principal, trustee or any other business capacity whatsoever, engage in, become financially interested in, become employed by, render any consulting or business advice with respect to, or have any other connection with, any person or business entity engaged in the same Business as the Bank in any county where the Bank maintains a branch or loan production office at the time of termination of Paden’s employment. The provisions of this Paragraph 14(B) will not apply in the event that the Bank terminates Paden’s employment at the end of the initial term or any renewal term, in accordance with the provisions of Paragraph 3 of this Agreement.
          C. Non-Solicitation Customers. Following the termination of Paden’s employment by him or the Bank for any reason whatsoever, Paden will not, for a period of twelve (12) consecutive months after the date of termination, directly or indirectly solicit business from any customers, clients or business patrons of the Bank who were customers, clients or business patrons of the Bank at the time of termination of Paden’s employment.
          D. Non-Solicitation of Employees. Following the termination of Paden’s employment by him or the Bank for any reason whatsoever, Paden will not, for a period of twenty-four (24) consecutive months after the date of termination, directly or indirectly employ or attempt to employ or solicit for employment any other individual who is employed by the Bank at the time of termination of Paden’s employment.
     15. No Waiver. The failure of the Bank to enforce any provision of this Agreement shall not be construed as a waiver of such provision or of the right of the Bank thereafter to enforce any other provision of this Agreement.
     16. No Third-Party Obligations. Paden warrants and represents to the Bank that he is not a party to any agreement or understanding with any third party which would preclude or prevent him from legally performing any of his obligations under this Agreement.
     17. Assignability. This Agreement is not assignable by either party without the prior written consent of the other, except that the Bank may assign this Agreement without prior written consent to any purchaser, assignee of, or successor to substantially all of the business or assets of the Bank, or any direct or indirect subsidiary or affiliate of the Bank.
     18. Arbitration. Except as set forth in Paragraph 19 of this Agreement, any controversy or dispute which arises in connection with the validity, construction, application, enforcement or breach of this Agreement shall be submitted to final and binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association (the “AAA”). The fees and costs of arbitration (other than attorney fees and costs) shall be borne equally by the parties. A neutral arbitrator shall be jointly chosen by the parties from a list of arbitrators provided by the AAA, and any arbitration under this Paragraph 18 shall take place in the Cleveland, Ohio office of the AAA. Judgment upon an award rendered by an arbitrator under this Paragraph 18 may be entered in any court of competent jurisdiction.
     19. Injunctive Relief and Other Remedies. Paden recognizes and understands that the Bank may not have an adequate remedy at law for the breach or threatened breach by Paden of the confidentiality, intellectual property and post-employment restrictions set forth in this Agreement and Paden agrees that in the event of any such breach, the Bank may, in addition to the other remedies which may be available to it, file a suit to enjoin Paden from violation and breach of this Agreement. In the event the Bank obtains a permanent injunction against him after notice and the opportunity to appear, Paden will be liable to pay all costs, including reasonable attorneys’ fees, which the Bank may incur in enforcing, to any extent, the provisions of this Agreement, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Bank in any action to enforce this Agreement and which affirms and/or results in a permanent injunction. Any proceedings brought to enforce Paragraphs 10, 11 or 14 this Agreement shall be brought in the courts of Mahoning County, Ohio and Paden expressly waives any objection or defense relating to jurisdiction or forum non-conveniens or similar doctrine or theory. Paden acknowledges and agrees that the remedy at law for any breach of Paragraphs 10, 11 or 14 of this Agreement will be inadequate, and that the Bank shall be entitled to injunctive relief without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights or remedies which the Bank may have for any such breach. In addition to the injunctive remedies described herein, Paden acknowledges and agrees that in the event of a final judicial determination against Paden with respect to an actual or threatened breach by him of Paragraphs 10, 11 or 14 of this Agreement, the Bank shall be entitled to withhold any remaining Severance Payments payable under Paragraph 13 of this Agreement.
     20. Choice of Law. It is understood that the provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to the principles of conflict of laws.
     21. Severability. It is understood that the provisions of this Agreement are severable and independent. In the event any of the provisions or parts hereof shall be held to be invalid or unenforceable, all other provisions shall remain in full force and effect. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the maximum extent as allowed by law, whether said restrictions are in time, territory or scope of prohibited activities.
     22. Legal Reformation. It is understood and agreed that, should any term of this Agreement cause the Bank or its successor to be in violation of any applicable securities law, rule or regulation, or any amendment thereto, then the .parties will cooperate in good faith to amend the terms of this Agreement as may be required to comply with such securities laws, rules or regulations.
     23. Notice. All written communications provided for in this Agreement shall be deemed to have been duly served when delivered by U.S. registered mail, return receipt requested, postage prepaid, to the following addresses:
Frank L. Paden
7465 Jaguar Drive
Boardman, Ohio 44512

Farmers National Bank of Canfield
20 South Broad Street
Canfield, Ohio 44406
Attn: Anne Frederick Crawford
     24. Complete Agreement. Except as provided for in Paden’s separate deferred compensation agreement, this Agreement contains the complete understanding of the parties, and supersedes any previous agreements. Any modifications, amendments or other changes must be in writing and signed by the parties.
     25. Full Understanding and Consent. Paden hereby represents that, prior to signing this Agreement, he has read, fully understands and voluntarily agrees to the terms and conditions stated above, that he was not coerced into signing this Agreement, that he was not under duress at the time he signed this Agreement, and that prior to signing this Agreement, he had adequate time to consider and discuss its terms with an attorney of his choice.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

/s/ Frank L. Paden FRANK L. PADEN	/s/ James R. Fisher JAMES R. FISHER
December 23, 2008	Compensation Committee Chairman of the BOD
December 23, 2008